Exhibit (d)(6)

John Hancock Variable Insurance Trust

AMENDMENT 3 TO SUBADVISORY AGREEMENT

Allianz Global Investors US LLC

AMENDMENT made as of this 17th day of September, 2020 to the John Hancock Variable Insurance Trust Subadvisory Agreement dated April 28, 2006, as amended (the “‘Agreement”), between John Hancock Variable Trust Advisers LLC (formerly, John Hancock Investment Management Services, LLC), a Delaware limited liability company (the “Adviser”), and Allianz Global Investors US LLC (formerly, RCM Capital Management LLC,) a Delaware limited liability company (the “Subadviser” ).

NOW, THEREFORE, in consideration of the mutual covenants contained herein the parties hereto agree as follows:

1.         CHANCE IN APPENDIX A

Appendix A of the Agreement, “Compensation of Subadviser” is hereby amended and restated in its entirety to reduce the subadvisory fee for the Science & Technology Trust.

2.         SUBADVISORY AGREEMENT

In all other respects, the Agreement is confirmed and remains in full force and effect.

3.         EFECTIVE DATE

This Amendment shall become effective as of August 1, 2020, following approval of the Amendment by the Board of Trustees of the Trust.

4.         OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mention ed above .

JOHN HANCOCK VARIABLE TRUST ADVISERS LLC
By:	/s/ Jay Aronowitz
Name:	Jay Aronowitz
Title:	Chief Investment Officer

ALLIANZ GLOBAL INVESTORS US LLC
By:	/s/ Peter Slattery
Name:	Peter Slattery
Title:	Managing Director, Head of US Sub-Advisory
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APPENDIX A

The Subadviser shall serve as co-subadviser for the Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to the Portfolio , the fee computed separately for such Portfolio at an annual rate as follows (the “Subadviser Fee”):

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*The term Aggregate Net Assets for a given day includes the net assets of the Portfolio managed by the Subadviser. It also includes the net assets of one or more other portfolios of the Trust or other portfolios managed by the Subadviser as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser or co-subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee for a given day, the net assets of the Portfolio and each other portfolio of the Trust are determined by the Custodian as of the close of business on the previous business day of the Trust, and the net assets of each other portfolio are determined as of the close of business on the previous business day of that other portfolio.

Trust Portfolio(s)	Other Portfolio(s)
Science & Technology Trust	Science & Technology Fund, a series of John Hancock Funds II and Manulife Technology Fund of Manulife Provident Funds Unit Trust Series

The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the ‘‘ Applica b le Annual Fee Rate”). The Subadviser Fee for the Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio that are managed by the Subadviser. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

If , with respect to the Portfolio , this Agreement becomes effective or terminates , or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month,

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the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

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